EXHIBIT 99.1

Civeo Announces First Quarter 2015 Earnings

  Strong operating cash flows after capital expenditures driven by cost containment and capital discipline
  Announcing receipt of necessary lender commitments to amend credit facility, expanding leverage covenants and allowing for planned migration to Canada
  Civeo's focus remains on maximizing occupancy and revenues, reducing costs and limiting capital spending

HOUSTON, April 29, 2015 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial results for the first quarter ended March 31, 2015.

Bradley J. Dodson, President and Chief Executive Officer of Civeo, said, "We are pleased with our results for the first quarter 2015, in light of difficult market conditions, as well as our ability to increase operating cash flows after capital expenditures when compared to the first quarter 2014. We remain confident in our team's ability to manage through the headwinds and continue meeting and exceeding the needs of our clients to generate the best possible results for shareholders."

Mr. Dodson continued, "We are starting to see opportunities emerge in our legacy oil sands markets driven by turnaround and maintenance activity. However, our customers remain cautious regarding their commitments to capital spending, making timing difficult to predict. In addition, we remain cautiously optimistic on the prospect of LNG development on the west coast of Canada, an opportunity for which Civeo has land banked several potential lodge locations. In the first quarter, we were awarded multi-year contracts for certain of our lodges and villages in both Canada and Australia, as well as some shorter-term lodge contracts and a build-for-sale contract. In our U.S. operations, we have been negatively impacted by the unprecedented swiftness of the rig count correction, which has resulted in lower operating results."

Mr. Dodson concluded, "We remain focused on completing our previously announced migration to Canada and are making substantial progress. We have received the necessary commitments from our lending group to allow us to navigate through this difficult period. The shareholder vote to approve the migration is scheduled for May 14, 2015. Operationally, we continue to aggressively pursue opportunities for both new and existing assets, while vigilantly managing operating costs and capital spending."

FIRST QUARTER 2015 RESULTS

In the first quarter of 2015, the Company generated revenues of $171.0 million, EBITDA of $48.1 million and Adjusted EBITDA of $53.0 million. Net loss for the quarter was essentially zero, inclusive of a $2.4 million (or $0.02 per diluted share) after-tax loss related to a decision to close Civeo's U.S. manufacturing facility and a $0.8 million (or $0.01 per diluted share) after-tax loss from costs incurred in connection with the proposed migration to Canada.

(EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the spin-off and the migration).

In the first quarter of 2014, the Company generated revenues of $252.8 million. Net income in the year ago period was $36.2 million, or $0.34 per diluted share. EBITDA and Adjusted EBITDA in the first quarter of 2014 was $92.3 million and $92.9 million, respectively.

Revenues and Adjusted EBITDA declined in 2015 as compared to 2014 primarily due to lower occupancy levels in the Company's Australian villages and Canadian lodges. In addition, first quarter 2015 results were impacted by the unfavorable impact of a stronger U.S. dollar compared to the Canadian dollar and the Australian dollar, which declined in relative value by 11% and 12%, respectively, on a year-over-year basis.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2015 to the results for the first quarter of 2014. The 2015 results discussed below exclude the migration expenses noted above.)

Canada

The Canadian segment generated revenues of $116.9 million and EBITDA of $37.5 million for the first quarter of 2015 compared to revenues and EBITDA of $180.3 million and $61.8 million, respectively, in the first quarter of 2014. The Company's first quarter 2015 results were negatively impacted by a weaker Canadian dollar relative to the U.S. dollar, which reduced revenues by $14.5 million and EBITDA by $4.6 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $48.9 million and EBITDA would have decreased by $19.7 million. On a constant currency basis, revenues decreased due to reduced occupancy at lodges, as well as lower contract camp revenue due to large pipeline projects that did not recur in 2015. These items were partially offset by the opening of the Company's McClelland Lake lodge in the second quarter of 2014. Additionally, SG&A expenses were lower year-over-year due to cost containment efforts that resulted in lower compensation expense and overhead costs. RevPAR decreased 36% year-over-year to $74 in the first quarter of 2015, compared to $115 in the first quarter of 2014. The RevPAR decrease was attributable to declining foreign exchange rates and lower occupancy.

Australia

The Australian segment generated revenues of $41.9 million and EBITDA of $20.7 million for the first quarter of 2015 compared to revenues of $55.5 million and EBITDA of $30.8 million in the first quarter of 2014. The Company's first quarter 2015 results were negatively impacted by a weaker Australian dollar relative to the U.S. dollar, which reduced revenues by $5.8 million and EBITDA by $2.9 million. Excluding the year-over-year impact of exchange rates, revenues would have decreased $7.8 million and EBITDA would have decreased $7.2 million. On a constant currency basis, the revenue and EBITDA declines were primarily due to lower occupancy resulting from reduced customer commitments and lower overall customer activity and spending in the Bowen Basin. RevPAR decreased 25% year-over-year to $50 in the first quarter of 2015, compared to $67 in the first quarter of 2014. The RevPAR decrease was attributable to the weaker Australian dollar and lower occupancy levels for the Australian villages.

U.S.

The U.S. segment generated revenues of $12.2 million, EBITDA of ($3.6) million and Adjusted EBITDA of $0.1 million for the first quarter of 2015, compared to revenues, EBITDA and Adjusted EBITDA of $17.0 million, $3.1 million and $3.2 million, respectively, in the first quarter of 2014. Adjusted EBITDA decreased year-over-year due to lower U.S. drilling activity in the Bakken, Rockies and Texas markets, increased competition and lower pricing.

INCOME TAXES

The Company recognized income tax expense of $1.1 million, which resulted in an effective tax rate of 83.4% in the first quarter of 2015 compared to income tax expense of $12.3 million, and an effective tax rate of 25.2%, in the first quarter of 2014. The increase in the effective tax rate from the prior year was largely the result of a change in the earnings mix between different tax jurisdictions, as well as discrete items totaling $0.5 million related the impact of a portion of our undistributed foreign earnings which we no longer intend to continue to indefinitely reinvest. The Company expects its consolidated effective tax rate to approximate 50% for the remainder of 2015.

FINANCIAL CONDITION AND COMMITMENTS TO AMEND CREDIT FACILITY

The Company invested $10.7 million in capital expenditures during the first quarter of 2015. Capital spending during the quarter was primarily related to routine capital maintenance spending in Canada and Australia. The Company currently expects capital expenditures of approximately $75 million to $85 million for full year 2015.

As of the end of the first quarter, the Company had total liquidity of approximately $560.7 million, comprising $280.9 million available under its credit facilities and $279.8 million of cash on hand.

Civeo has received (1) the required consents of the lenders to amend its Credit Facility, subject to customary conditions,  to allow for its planned migration to Canada and (2) commitments from its lenders to (i) borrow under new Canadian tranches of the Credit Facility, (ii) substantially reduce both the existing U.S. term loan and the U.S. revolver and (iii)  increase the maximum leverage ratio allowed under the Credit Facility to 4.00 for the fourth quarter of 2015, 4.25 for the first quarter of 2016 and 4.50 beginning with the second quarter of 2016 before decreasing in the first quarter of 2017. The Company is currently finalizing the documentation of the amended credit facility with its syndicate of banks and expects to complete the documentation before its annual shareholders meeting on May 14. The amendment, if finalized, would be effective upon completion of the migration to Canada.

Frank Steininger, Senior Vice President, Chief Financial Officer and Treasurer, said, "The amendment of our credit facility will be an important milestone for Civeo as it will permit our migration to Canada. We plan to use our existing cash to significantly reduce our overall indebtedness. Once finalized, the amended credit agreement will give Civeo increased borrowing capacity and access to capital in Canada, the jurisdiction where we conduct the majority of our business, and allow for better operating flexibility."

MANAGEMENT GUIDANCE

The Company achieved first quarter 2015 revenue and Adjusted EBITDA that was in line with its previously issued guidance and is maintaining its 2015 full year guidance as previously provided. The Company today issued second quarter 2015 guidance of $135 million to $144 million in revenues and $29 million to $33 million in EBITDA. The Company's full year 2015 guidance is revenues of $520 million to $560 million and EBITDA of $130 million to $150 million.

INVESTOR CONFERENCE CALL

Civeo will answer questions about its first quarter 2015 financial results during an investor conference call tomorrow, April 30, 2015 at 11:00 am Eastern time.  This call is being webcast and can be accessed at Civeo's web site at http://www.civeo.com. Participants may also join the conference call by dialing (888) 517-2458 in the United States or by dialing +1 847 413 3538 internationally and using the passcode of 8946507. A replay of the conference call will be available ninety minutes after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 8946507.

ABOUT CIVEO

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of seventeen lodges and villages in operation in Canada and Australia, with an aggregate of more than 22,000 rooms. Civeo is publicly traded under the symbol "CVEO" on the NYSE. For more information, please visit Civeo's website at http://www.civeo.com.

FORWARD LOOKING STATEMENTS

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, natural gas, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, natural gas, iron ore and other minerals, risks associated with the execution of the Company's migration, including, among other things, risks associated with obtaining any required shareholder approval, completion of the amendment of the Company's credit facility and changes in tax laws or their interpretations, the ability to realize the anticipated benefits thereof, the impact thereof on the Company's relationships, including with employees, customers, competitors and investors, and other factors discussed in the "Business" and "Risk Factors" sections of the Company's annual report on Form 10-K for the year ended December 31, 2014, the definitive proxy statement/prospectus with respect to the migration filed with the Securities and Exchange Commission ("SEC") on April 8, 2015 and the Company's subsequent SEC filings. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. In connection with the proposed migration, on April 7, 2015, Civeo Canadian Holdings ULC, a subsidiary of the Company ("Civeo Canada"), filed with the SEC an amendment to its registration statement on Form S-4 (Registration No. 333-201335) that includes a preliminary prospectus of Civeo Canada and a preliminary proxy statement of the Company, which registration statement was declared effective on April 7, 2015. Each of the Company and Civeo Canada filed the definitive proxy statement/prospectus with the SEC on April 8, 2015, which was mailed to shareholders of the Company on or about April 13, 2015. INVESTORS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) CAREFULLY AND ANY OTHER MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MIGRATION AND CIVEO. Investors may obtain a free copy of the definitive proxy statement/prospectus and other relevant documents (when available) filed and to be filed with the SEC from the SEC's web site at www.sec.gov or at Civeo's web site at www.civeo.com. Investors will also be able to obtain, without charge, a copy of the definitive proxy statement/prospectus and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Civeo Corporation, 333 Clay Street, Suite 4980, Houston, TX 77002, telephone 713.510.2400.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company's shareholders in connection with the proposed migration. Information about these persons is set forth in the definitive proxy statement/prospectus and in documents subsequently filed by its directors and officers under the Securities Exchange Act of 1934, as amended. Investors may obtain additional information regarding the interests of such persons, which may be different from those of the Company's shareholders generally, by reading the definitive proxy statement/prospectus and other relevant documents regarding the proposed redomicile transaction filed and to be filed with the SEC.

CIVEO CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2015	2014

Revenues	$ 170,987	$ 252,799

Costs and expenses:
Cost of sales and services	102,911	143,510
Selling, general and administrative expenses	16,686	16,145
Spin-off and formation costs	--	573
Depreciation and amortization expense	42,446	39,599
Impairment expense	2,738	--
Other operating expense	1,330	112
	166,111	199,939
Operating income	4,876	52,860

Interest expense to affiliates	--	(4,289)
Interest expense to third-parties, net of capitalized interest	(5,609)	(841)
Interest income	1,122	939
Other income	998	238
Income before income taxes	1,387	48,907
Income tax provision	(1,157)	(12,311)
Net income	230	36,596
Less: Net income attributable to noncontrolling interest	246	357
Net income (loss) attributable to Civeo Corporation	$ (16)	$ 36,239

Net income (loss) per share attributable to Civeo Corporation common stockholders:
Basic	$ --	$ 0.34
Diluted	$ --	$ 0.34

Weighted average number of common shares outstanding (1):
Basic	106,460	106,293
Diluted	106,460	106,460

(1) On May 30, 2014, 106,538 thousand shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods prior to the Spin-Off presented.

UNAUDITED CIVEO CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	MARCH 31,	DECEMBER 31,
	2015	2014
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$ 279,797	$ 263,314
Accounts receivable, net	128,246	160,253
Inventories	9,836	13,228
Assets held for sale	8,656	--
Prepaid expenses and other current assets	30,346	27,161
Total current assets	456,881	463,956

Property, plant and equipment, net	1,128,162	1,248,430
Goodwill, net	44,555	45,260
Other intangible assets, net	45,068	50,882
Other noncurrent assets	20,133	20,633
Total assets	$ 1,694,799	$ 1,829,161

Current liabilities:
Accounts payable	$ 27,748	$ 36,277
Accrued liabilities	16,393	22,512
Income taxes	--	61
Current portion of long-term debt	29,063	19,375
Deferred revenue	12,241	18,539
Other current liabilities	21,657	21,677
Total current liabilities	107,102	118,441

Long-term debt to third-parties	745,937	755,625
Deferred income taxes	53,379	55,500
Other noncurrent liabilities	37,458	39,486
Total liabilities	943,876	969,052

Stockholders' equity:
Common stock	1,074	1,067
Additional paid-in capital	1,301,761	1,300,042
accumulated deficit	(244,633)	(244,617)
Treasury stock	(118)	--
Accumulated other comprehensive loss	(309,329)	(198,491)
Total Civeo Corporation stockholders' equity	748,755	858,001
Noncontrolling interest	2,168	2,108
Total stockholders' equity	750,923	860,109
Total liabilities and stockholders' equity	$ 1,694,799	$ 1,829,161

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED
	MARCH 31,
	2015	2014

Cash flows from operating activities:
Net income	$ 230	$ 36,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,446	39,599
Impairment charges	3,753	--
Deferred income tax provision (benefit)	(801)	5,179
Non-cash compensation charge	1,223	1,616
Losses (gains) on disposals of assets	(341)	1,194
Provision for loss on receivables	730	91
Other, net	845	297
Changes in operating assets and liabilities:
Accounts receivable	19,835	(8,130)
Inventories	1,256	6,141
Accounts payable and accrued liabilities	(10,680)	9,436
Taxes payable	(6,483)	(6,399)
Other current assets and liabilities, net	(3,111)	5,093
Net cash flows provided by operating activities	48,902	90,713

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(10,702)	(63,525)
Proceeds from disposition of property, plant and equipment	1,127	230
Net cash flows used in investing activities	(9,575)	(63,295)

Cash flows from financing activities:
Proceeds from issuance of common stock	500	--
Contributions from Oil States	--	20,193
Net cash flows provided by financing activities	500	20,193

Effect of exchange rate changes on cash	(23,344)	(6,988)

Net change in cash and cash equivalents	16,483	40,623

Cash and cash equivalents, beginning of period	263,314	224,128

Cash and cash equivalents, end of period	$ 279,797	$ 264,751

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2015	2014
Revenues
Canada	$ 116,900	$ 180,324
Australia	41,859	55,464
United States	12,228	17,011
Total revenues	$ 170,987	$ 252,799

EBITDA (1)
Canada	$ 37,512	$ 61,795
Australia	20,723	30,804
United States	(3,616)	3,139
Corporate and eliminations	(6,545)	(3,398)
Total EBITDA	$ 48,074	$ 92,340

Adjusted EBITDA (1)
Canada	$ 37,512	$ 61,800
Australia	20,723	30,804
United States	137	3,166
Corporate and eliminations	(5,385)	(2,857)
Total adjusted EBITDA	$ 52,987	$ 92,913

Operating income (loss)
Canada	$ 12,120	$ 42,042
Australia	6,727	15,843
United States	(6,894)	(1,661)
Corporate and eliminations	(7,077)	(3,364)
Total operating income (loss)	$ 4,876	$ 52,860

(1) The term EBITDA is defined as net income plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain other costs such as those incurred associated with the Spin-Off. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.
The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED
	MARCH 31,
	2015	2014

Net income (loss)	$ (16)	$ 36,239
Income tax provision	1,157	12,311
Depreciation and amortization	42,446	39,599
Interest income	(1,122)	(939)
Interest expense	5,609	5,130
EBITDA	$ 48,074	$ 92,340
Adjustments to EBITDA
Transition costs (a)	--	573
Migration costs (b)	1,160	--
Loss on assets held for sale (c)	3,753	--
Adjusted EBITDA	$ 52,987	$ 92,913

(a) Relates to transition costs incurred associated with becoming a stand-alone company. The $0.6 million in costs ($0.4 million after-tax, or $0.00 per diluted share), which are primarily corporate in nature, are included in Spin-off and formation costs on the unaudited statements of operations.

(b) Relates to costs incurred associated with the Company's proposed redomiciliation to Canada. The $1.1 million in costs ($0.8 million after-tax, or $0.01 per diluted share, respectively), which are primarily corporate in nature, are included in Selling, general and administrative costs on the statements of operations.

(c) Relates to the first quarter 2015 decision to close a manufacturing facility in the United States. As a result, the related assets were written down to their estimated sales proceeds, less costs to sell. We recorded a pre-tax loss of $3.8 million ($2.4 million after-tax, or $0.02 per diluted share), of which $1.1 million is included in cost of sales and services and $2.7 million is included in impairment expense on the statements of operations.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2015	2014

Supplemental Operating Data - Canadian Segment
Revenues ($ in thousands)
Lodge revenues (1)	$ 87,837	$ 122,388
Mobile, open camp and product revenues	29,063	57,936
Total Canadian revenues	$ 116,900	$ 180,324

Average available lodge rooms (2)	13,221	11,868

RevPAR for lodges (3)	$ 74	$ 115

Occupancy in lodges (4)	68%	90%

Canadian dollar to U.S. dollar	$ 0.806	$ 0.906

Supplemental Operating Data - Australian Segment
Revenues ($ in thousands)
Village revenues (1)	$ 41,859	$ 55,464

Average available village rooms (2)	9,296	9,262

RevPAR for villages (3)	$ 50	$ 67

Occupancy in villages (4)	63%	76%

Australian dollar to U.S. dollar	$ 0.786	$ 0.897

(1) Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2) Average available rooms include rooms that are utilized for our personnel.

(3) RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

(4) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

CONTACT: Company Contact:
         Frank C. Steininger
         Civeo Corporation
         Senior Vice President and Chief Financial Officer
         713-510-2400